EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
jeffh@yorkwater.com
Or	Kathleen M. Miller, Chief Financial Officer kathym@yorkwater.com

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 2nd QUARTER AND SIX MONTHS EARNINGS
AND A WATER ACQUISITION

York, Pennsylvania, August 6, 2014:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the second quarter and the first six months of 2014.

President Hines reported that second quarter operating revenues of $11,768,000 increased $1,031,000 and net income of $2,757,000 increased $415,000 compared to the second quarter of 2013.  Earnings per share of $0.22 for the three-month period increased $0.04 compared to the same period last year.

President Hines also reported that the first six months operating revenues of $22,339,000 increased $1,533,000, and net income of $4,868,000 increased $387,000 compared to the first six months of 2013.  Higher revenues were due to an increase in rates effective February 28, 2014, and growth in both the water and wastewater customer bases primarily due to acquisitions. The increased revenues were partially offset by higher expenses primarily for wages, pension and cold-weather-related distribution system maintenance.  Earnings per share of $0.38 for the six-month period increased $0.03 compared to the same period last year.

During the first six months of 2014, the Company invested $5.1 million in construction expenditures for expansion of its service territory, upgrades to water treatment facilities, replacement of a portion of its infrastructure and other routine items.  In addition, the Company invested $313,000 in the acquisition of water and wastewater facilities.  The Company estimates it will invest an additional $5.0 million in 2014, excluding acquisitions, for improvements to its pipes, filtration system, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

Period Ended June 30
In 000's (except per share)
	Quarter		Six Months
	2014	2013	2014	2013
Operating Revenues	$ 11,768	$ 10,737	$ 22,339	$ 20,806
Net Income	$ 2,757	$ 2,342	$ 4,868	$ 4,481
Average Number of Common Shares Outstanding	12,895	12,915	12,943	12,926
Basic Earnings Per Common Share	$ 0.22	$ 0.18	$ 0.38	$ 0.35
Dividends Declared Per Common Share	$ 0.1431	$ 0.1383	$ 0.2862	$ 0.2766

On May 21, 2014, the Company signed an agreement to purchase the water assets of Paradise Homes Community   in York County, Pennsylvania.  Completion of this acquisition is contingent upon receiving approval from all required regulatory authorities.  The Company expects to begin serving approximately 90 new customers through an interconnection with its current distribution system in the fourth quarter of 2014.

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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